EXHIBIT 10.1

Rohm and Haas Company

Non-Qualified Retirement Plan

(As Amended and Restated Effective January 1, 2009)

ARTICLE I - INTRODUCTION

This is the Rohm and Haas Company Non-Qualified Retirement Plan (the "Plan"), which was amended and restated effective January 1, 2005.  The Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, (the "Code") and is to be construed in accordance with Section 409A of the Code and the regulations and other guidance issued thereunder.

This amendment and restatement of the Plan shall apply only to deferrals of compensation on or after January 1, 2005 and, except as otherwise provided herein, the provisions of this amendment and restatement shall be effective as of January 1, 2009.  Amounts considered "deferred" (under Section 409A of the Code and the regulations and other guidance issued thereunder) prior to January 1, 2005 shall continue to be subject to the terms of the Plan as in effect prior to January 1, 2005.

The purpose of the Plan is to provide additional pension benefits for a select group of management and highly compensated employees whose pre-retirement income involves significant performance-related award payments.

In addition, to the extent not provided for in the preceding paragraph, the Plan also provides additional pension benefits for employees whose pension benefits determined under the Rohm and Haas Company Retirement Plan (the "Retirement Plan") are limited by Section 415 of the Internal Revenue Code of 1986, as amended.

The Plan covers eligible employees hired on or after January 1, 2001, except for employees of Morton International, Inc. ("Standard Participants").  Standard Participants shall be subject to the provisions of the main portion of the Plan (the "Standard") which, except as otherwise provided, describes the Plan provisions applicable to all Participants.  Eligible employees of Morton International, Inc. who are hired on or after January 1, 2001 participate in the Plan as Legacy Morton Plan Participants, as discussed below.

The Plan also covers (i) eligible employees who elected to remain covered under the benefit structure of a Legacy Plan during the Pension Choice process, rather than to participate in the more recent benefit structure described in the "Standard" portion of the Retirement Plan and (ii) eligible employees of Morton International, Inc. who are hired on or after January 1, 2001 and are not eligible to participate in the Standard portion of the Retirement Plan (collectively, "Legacy Plan Participants").  Prior to this restatement, the Retirement Income of a Legacy Rohm and Haas Plan Participant and a Legacy Morton Plan Participant was calculated under and subject to the terms of the Rohm and Haas Non-Qualified Pension Plan and the Morton International, Inc. Excess Pension Plan, respectively (referred to collectively as the "Non-Qualified Legacy Plans").  Effective as of January 1, 2005, with respect to benefits accrued on or after January 1, 2005, the Non-Qualified Legacy Plans have been merged with and into the Plan, and the provisions of the Non-Qualified Legacy Plans, to the extent that they differ from the Standard provisions, have been preserved and catalogued at the end of the of the Standard portion of the Plan as "Riders." Therefore, effective as of January 1,2005, the Retirement Income of Legacy Plan Participants shall be determined under the Standard portion of the Plan, except to the extent superseded by the terms of an applicable Rider.

Finally, the Plan covers Legacy Plan Participants who elected to participate in the more recent benefit structure described in the "Standard" portion of the Retirement Plan during the Pension Choice process ("Former Legacy Plan Participants").  The Retirement Income of Former Legacy Plan Participants shall be calculated in two pieces:  the first piece shall be determined under the terms and provisions of the applicable Rider (or, prior to January 1, 2005, under the applicable Non-Qualified Legacy Plan), using service accrued up to the day before such Participant's Effective Pension Choice Date (however, compensation increases on or after the Participant's Effective Pension Choice date shall be counted in determining this piece).

The second piece shall be calculated under the terms and provisions of the Plan, using service accrued beginning on and after such Participant's Effective Pension Choice Date.

The following Table explains which Plan provisions are applicable to a particular group of Participants:

If the Participant is a:	Then the Participant is subject to the following Plan provisions:
Standard Participant	Articles I through X and Articles XIII through XV of the Standard portion of this Plan, and the Standard of the Retirement Plan
Former Legacy Plan Participant	Articles I through X and Articles XII through XV of Standard portion of this Plan, and the Standard of the Retirement Plan
Legacy Rohm and Haas Plan Participant	Articles I through XI and Articles XIII through XV of the Standard portion of this Plan, Rider No. 1 of this Plan and Rider No. 1 of the Retirement Plan
Legacy Morton Plan Participant	Articles I through XI and Articles XIII through XV of the Standard portion of this Plan, Rider No. 2 of this Plan and Rider No. 2 of the Retirement Plan

Notwithstanding the foregoing, no individual shall become a Participant in the Plan on or after March 1, 2009.

ARTICLE II -  DEFINITIONS

The terms used herein shall have the following meanings, unless a different meaning is clearly required by the context:

2.1	Actuarial Equivalent or Actuarially Equivalent

"Actuarial Equivalent" or "Actuarially Equivalent" means, except as otherwise provided in an applicable Rider, the equivalent actuarial value of a single life annuity, determined based upon the advice of the Plan's actuary using the appropriate factors listed in Appendix B.

2.2	Administrative Committee

Administrative Committee means the Rohm and Haas Benefits Administrative Committee.  The duties of the Administrative Committee are defined in Article XIII.  The Company has designated the Administrative Committee to be the named fiduciary of the Plan for administrative matters as outlined in the Plan.

2.3	Administrative Leave of Absence

"Administrative Leave of Absence" means that period during which the Participant is absent without compensation and for which the Administrative Committee, in its sole discretion, has determined him to be on a "Leave of Absence" instead of being a terminated employee.

2.4	Affiliated Company

"Affiliated Company" means the Sponsor and:

2.4.1	each entity in a controlled group of corporations or trades or businesses as determined under Section 4l4(b) or Section 4l4(c) of the Code;

2.4.2	each entity in an affiliated service group as determined under Section 4l4(m) of the Code; or

2.4.3	any other organization required to be aggregated with the Sponsor pursuant to regulations under Section 414(o) of the Code.

2.5	Base Pay

"Base Pay" means normal wages or salary paid by the Employer including short term disability or sick pay, vacation pay, holiday pay, jury duty pay, bereavement pay, salary reductions under a Company-sponsored Code Section 401(k) or Code Section 125 plan, or a Code Section 132(f)(4) transportation fringe benefit program, personal time pay, military pay, expatriate split salary pay, and supplemental workers' compensation payments, but shall exclude any workers' compensation payments, long-tern disability payments and unused vacation payments.  If an Employee's Base Pay is paid in a currency other than United States dollars, conversion to United States dollars, for purposes of the Plan, shall be effected by means of determining the arithmetic average of such conversion rates used for accounting purposes by and in effect at the Company's headquarters in the United States during the 36 consecutive month period ending with the month as of which his benefits are determined.

2.6	Beneficiary

"Beneficiary" means the person, trust or institution designated to receive benefits under the Plan upon the Participant's death, other than survivor benefits under a joint and survivor form of payment as described in Option B or Option C under Article VII.  The Beneficiary of a Participant who has not effectively designated a Beneficiary shall be the Participant's estate.

2.7	Benefit Service

"Benefit Service" means, except as otherwise provided in an applicable Rider, that part of a Participant's Service that is used to calculate benefits under the Plan and shall be determined in accordance with the provisions of Articles III and XII of the Retirement Plan, and Articles IV or XII, as applicable, of this Plan.

2.8	Board of Directors

"Board " means the Board of Directors of the Company.

2.9	Bonus

"Bonus" includes the annual bonus awarded in March of each Plan Year (the "Annual Bonus"); the Leadership Council Bonus (the "LCB Bonus"); and certain sales incentive programs, as well as any "extra wages" earned while holding a temporary job with the Company.  The Annual Bonus shall be included in the term "Bonus" regardless of whether it is actually distributed in March.  The term "Bonus" excludes all other bonuses and special awards.

2.10	Code

"Code" means the Internal Revenue Code of 1986, as amended.

2.11	Company

"Company" means the Sponsor and such of its Affiliated Companies as may be designated from time to time by its Board of Directors and as may adopt the Plan.

2.12	Compensation

"Compensation" means for all purposes unless specified otherwise, Base Pay, Bonus, overtime pay, Shift Payments and commissions.  For purposes of this Plan, a Participant's Compensation shall be calculated without reference to the limitations of Section 401(a)(17) of the Code.

2.13	Determination Date

"Determination Date" means the date as of which a specified determination or calculation is made.

2.14	Disability or Disabled

"Disability" or "Disabled" means a Participant is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, and as a result of such impairment is eligible to receive benefits under the long-term disability plan sponsored by the Company or is eligible to receive disability benefits under the Social Security Act as determined by the Social Security Administration.

2.15	Disability Retirement

"Disability Retirement" means a Participant's Separation from Service on or after becoming Disabled.

2.16	Early Retirement

"Early Retirement" means a Participant's Separation from Service on or after reaching age 55 with 5 years of Vesting Service, but before reaching age 65 (or upon meeting such other requirements as provided in Article XII).

2.17	Effective Date

"Effective Date" of this amendment and restatement is January 1, 2009.  The original effective date of the Plan is April 1, 2001.

2.18	Effective Pension Choice Date

"Effective Pension Choice Date" means the date on which a Legacy Plan Participant's choice, made pursuant to the Pension Choice process, became effective, as set forth in Appendix D of the Retirement Plan.

2.19	Employee

"Employee" means any salaried employee of the Company who is employed on a regular full-time basis.

2.20	Employer

"Employer" means the Sponsor and:

2.20.1
any other entity included with the Sponsor in a controlled group of corporations or trades or businesses within the meaning of section 414(b) or section 414(c) of the Code, or an affiliated service group within the meaning of section 414(m) of the Code; and

2.20.2
each other entity required to be aggregated with the Sponsor pursuant to regulations under section 414(o) of the Code; provided that any such employer shall be included within the term "Employer" only while a member of such a group including the Sponsor.

2.21	Eligible Employee

"Eligible Employee" means any Employee, excluding any Employees who are Leased Employees, temporary Employees or temporary transfers, student co-op Employees or independent contractors as defined in the Retirement Plan.

2.22	ERISA

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any regulations issued pursuant thereto.

2.23	Final Average Compensation

"Final Average Compensation" means, except as otherwise provided in an applicable Rider, for any Participant (except as otherwise provided in Article XII), the arithmetic average of the highest sixty (60) consecutive months of Compensation out of the last one hundred and twenty (120) months of Compensation.  In determining a Participant's Final Average Compensation, the following rules apply:

2.23.1	Periods of zero Compensation will be ignored for purposes of determining the period of consecutive months;

2.23.2	An employee with less than 120 months of Compensation will take the highest 60 consecutive months out of the entire Compensation history;

2.23.3	An employee with less than 60 months of Compensation will take an average of all pay earned while participating in the Plan;

2.23.4	Compensation earned prior to participating in the Plan, or in any case, before April 1, 2001, shall be included in calculating Final Average Compensation;

2.23.5	For the purpose of calculating Final Average Compensation, all Bonuses will count in the month in which they are awarded; and

2.23.6
The determination of Final Average Compensation for Legacy Plan Participants and Former Legacy Plan Participants shall be subject to the additional or alternative provisions of Article XII, and Rider Nos. 1 and 2, as applicable.

2.24	Former Legacy Plan Participant

"Former Legacy Plan Participant" means a Participant in a Legacy Plan who irrevocably elected, through the Pension Choice process, to "switch" into the benefit structure described in the Standard portion of the Retirement Plan.  Any non-qualified pension benefits which may be accrued by a Former Legacy Plan Participant under this Plan shall be subject to the special provisions set forth in Article XII of this Plan.

2.25	Grandfathered Amount

"Grandfathered Amount" means, with respect to any Participant, the amount of Retirement Income, if any, that is considered "deferred" under Section 409A of the Code and the regulations and other guidance issued thereunder prior to January 1, 2005, which amount shall continue to be subject to the terms of the Plan and the Non-Qualified Legacy Plans as in effect prior to January 1, 2005.

2.26	Investment Committee

"Investment Committee" means the Rohm and Haas Benefits Investment Committee.  The duties of the Investment Committee are defined in Article XIII.  The Company has designated this Committee to be the named fiduciary of the Plan for financial matters as outlined in the Plan.

2.27	Legacy Plan

"Legacy Plan" means the Rohm and Haas Pension Plan or the Morton International, Inc. Pension Plan.

2.28	Legacy Plan Participant

"Legacy Plan Participant" means (i) either a Legacy Rohm and Haas Plan Participant or a Legacy Morton Plan Participant, as defined below (collectively referred to as "Legacy Plan Participants") who irrevocably elected in 2001, through the Pension Choice process, to remain covered by the benefit structure of a Legacy Plan and (ii) Eligible Employees of Morton International, Inc. who are hired on or after January 1, 2001 and are not eligible to participate in the Standard portion of the Plan.

2.28.1	Legacy Rohm and Haas Plan Participant

"Legacy Rohm and Haas Plan Participant" means any participant who elected to remain covered under the benefit structure of the former Rohm and Haas Pension Plan, the terms of which are preserved and set forth in Rider 1 of the Retirement Plan.

2.28.2	Legacy Morton Plan Participant

"Legacy Morton Plan Participant" means any Participant who is covered under the benefit structure of the former Morton International, Inc. Pension Plan, the terms of which are preserved and set forth in Rider 2 of the Retirement Plan.

2.29	Non-Qualified Legacy Plan

"Non-Qualified Legacy Plan" means the Rohm and Haas Non-Qualified Pension Plan or the Morton International, Inc. Excess Benefit Plan, as applicable.

2.30	Normal Retirement

"Normal Retirement" means a Participant's Separation from Service on or after reaching age 65.

2.31	Participant

"Participant" means, except as otherwise provided in an applicable Rider, any Eligible Employee who has met the conditions for participation in Article III.

2.32	Pension Choice

"Pension Choice" means the process, as determined by the Administrative Committee, by which a Participant in a Legacy Plan elected to either remain covered by the terms and provisions of a Legacy Plan, or to "switch" into the benefit structure described in the Standard portion of the Retirement Plan.  Participants in a Legacy Plan who elected to remain in such Legacy Plan, are subject to the additional or alternative provisions of Rider Nos. 1 or 2 to the Plan, as applicable.  Participants who chose to "switch" into the new benefit structure described in the "Standard" portion of the Retirement Plan are subject to the additional provisions of Article XII of this Plan.

2.33	Plan

"Plan" means the Rohm and Haas Company Non-Qualified Retirement Plan.

2.34	Plan Year

"Plan Year" means the period beginning each December 31st at 12:01 a.m. and ending at midnight on December 30th of the following calendar year.

2.35	Predecessor Company

"Predecessor Company" means any organization acquired by the Company.

2.36	Retirement or Retires

"Retirement" or "Retires" means, a Participant's Normal Retirement, Early Retirement or Disability Retirement.

2.37	Retirement Income

"Retirement Income" means the amount of vested pension benefit which a Participant is entitled to receive beginning on the applicable payment date provided in Article VII.

2.38	Retirement Plan

"Retirement Plan" means the Rohm and Haas Retirement Plan, effective April 1, 2001, as amended from time to time.  References herein to a particular article or section of the Retirement Plan refers to that article or section of the Retirement Plan document that was effective April 1, 2001, and to the provision under any successor plan document that corresponds to such article or section in substance, even if the numbering changes.

2.39	Separation from Service

"Separation from Service" means a Participant's termination of employment with the Employer that meets the requirements of a "separation from service" as defined under Section 409A of the Code and the regulations and other guidance thereunder.

2.40	Shift Payments

"Shift Payments" shall mean the shift differential payments made to individuals who work other than "day" shifts, and payments to supervisors of hourly employees who work a rotating shift or any shift other than a "day" shift ("rotating shift adjustment payments").

2.41	Social Security Retirement Age

"Social Security Retirement Age" means the date specified in Article I of the Retirement Plan.

2.42	Specified Employee

"Specified Employee" means a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Code, which, consistent with such Code provision, shall mean, for any 12-month period beginning on April 1 and ending on the following March 31, a Participant who, as of the preceding December 31, was (i) an officer of an Employer having annual compensation (as defined in Section 414(q)(4) of the Code) greater than $130,000 (as adjusted under Section 416(i)(l) of the Code), (ii) a "five-percent owner" of an Employer (as defined in Section 416(i)(1)(B) of the Code), or (iii) a person having annual compensation (as defined in Section 414(q)(4) of the Code) of more than $150,000 and who would be classified as a "five-percent owner" of an Employer under Section 416(i)(1)(B) of the Code if "one percent" were substituted for "five percent" each time it appears in the definition of such term.

2.43	Sponsor

"Sponsor" means the Rohm and Haas Company.

2.44	Standard

"Standard" means the standard provisions of the Plan, as set forth in Articles I through XV thereof and Appendices A and B thereto.

2.45	Standard Participant

"Standard Participant" means any individual hired on or after January 1, 2001 by an Employer other than Morton International, Inc., who becomes a Participant in this Plan.

2.46	United States Social Security Wage Base

"United States Social Security Wage Base" means the contribution and benefit base as set forth in the Federal Insurance Contributions Act, as amended.

2.47	Vesting Service

"Vesting Service" means, except as otherwise provided in an applicable Rider, that part of a Participant's Service that is used to calculate vesting under the Plan and shall be determined in accordance with the provisions of Articles III and XII of the Retirement Plan, and Articles IV and XII of this Plan.

ARTICLE III -  PARTICIPATION

3.1	Conditions for Participation

Except as provided in Article XII or an applicable Rider, each Eligible Employee of the Company shall become a Participant on the first of the month coincident with or next following the date on which the Eligible Employee first becomes classified as an exempt level 14 or above.  Notwithstanding the foregoing, no individual shall become a Participant in the Plan on or after March 1,2009.

3.2	Rehired Employees

Any Participant who terminates employment and returns as an Eligible Employee will become a Participant in the Plan as provided in Article X.

ARTICLE IV -  SERVICE CREDIT

4.1	Benefit Service

Subject to the provisions of Article XII and any applicable Rider, a Participant's Benefit Service shall be the Benefit Service the Participant is credited with under Articles III and XII, as applicable, of the Retirement Plan.

4.2	Vesting Service

Subject to the provisions of Articles XII and any applicable Rider, a Participant's Vesting Service shall be the Vesting Service the Participant is credited with under Articles III and XII, as applicable, of the Retirement Plan.

ARTICLE V -  AMOUNT OF RETIREMENT INCOME

5.1	Normal Retirement

Except as provided in Section 5.4 below, and subject to the provisions of Article XII and any applicable Rider, the monthly Retirement Income payable to a Participant who Retires at age 65 shall be an amount expressed as a single life annuity equal to:

1.25% multiplied by Final Average Compensation multiplied by Benefit Service

MINUS

the monthly benefit payable to the Participant under the Retirement Plan in the form of a single life annuity commencing at his "Normal Retirement Date" (as defined in the Retirement Plan).

5.2	Early Retirement

Except as may be otherwise provided in Article XII and any applicable Rider, the amount of Retirement Income of a Participant who Retires upon or after reaching age 55 with 5 years of Vesting Service, but before reaching age 65 (or upon meeting such other requirements for Early Retirement as provided in Article XII), shall be calculated as if the Participant was retiring at age 65, as described in Section 5.1 above; except that, in cases where the Participant retires between the ages of 55 and 62, his amount of Retirement Income shall be reduced by 0.5% (.005) for each month by which such Participant's payment commencement date under Article VII precedes the Participant's attainment of age 62.  A chart showing the appropriate reduction factor by age is provided in Table 1 of Appendix A Notwithstanding the foregoing, the reduction factor for a Participant who retires on an Involuntary Early Retirement Date as described in Article XI of the Retirement Plan shall be determined by adding four years to his age.

5.3	Termination Before Eligibility for Early Retirement

Except as may be otherwise provided in Article XII and any applicable Rider, the amount of Retirement Income of a Participant who Separates from Service before becoming eligible for an Early Retirement shall be calculated in accordance with Section 5.1 above, and then actuarially reduced using the factors found in Table 2 of Appendix A.

5.4	Late Retirement

Except as may be otherwise provided in Article XII and any applicable Rider, the calculation of the amount of Retirement Income for a Participant who Retires after age 65 shall be calculated in accordance with Section 5.1 above, but increased to reflect additional Benefit Service and Vesting Service, and increases in Final Average Compensation.  However, the amount of Retirement Income shall not include actuarial increases to reflect the later payment.

5.5	Disability Retirement

Except as may be otherwise provided in an applicable Rider, a Participant who Retires due to a Disability will continue to accrue Benefit Service and Vesting Service until such Participant has attained age 65.  However, if a Participant Retires due to a Disability before attaining age 65, such Participant's Retirement Income shall be calculated in accordance with Section 5.1 above as of the date of such Retirement.  Upon reaching age 65, such Participant's Retirement Income shall be recalculated to include the Benefit Service and Vesting Service imputed to such Participant for period beginning on the date of his Retirement and ending on the Participant's attainment of age 65.

5.6	Legacy Plan Participants

The determination of the amount of a Legacy Plan Participant's Retirement Income under this Plan shall be subject to the additional or alternative provisions of Rider Nos. l or 2 to the Plan, as applicable.

5.7	Former Legacy Plan Participants

The determination of the amount of a Former Legacy Participant's Retirement Income under this Plan shall be subject to the additional provisions of Article XII.

ARTICLE VI -   VESTING

6.1	Vesting Schedule

Except as may be otherwise provided in an applicable Rider, a Participant shall become 100% vested in his Retirement Income on the earliest of (i) the date on which the Participant is credited with five (5) years of Vesting Service, (ii) the date on which the Participant reaches age 65, or (iii) the date on which the Participant becomes otherwise 100% vested in his "Accrued Benefit" (as defined in the Retirement Plan) under the Retirement Plan.

Prior to reaching any of the dates described in (i) through (iii) above, the Participant shall be 0% vested in his Retirement Income.

6.2	Forfeiture of Vested Benefits Upon Termination for Cause

Notwithstanding any provision to the contrary in the Plan, including any applicable Rider, a Participant whose employment is terminated for violating the Rohm and Haas Company Code of Business Conduct and Ethics shall forfeit all previously accrued benefits and shall not be entitled to any benefits under the Plan.

ARTICLE VII -  TIMING AND FORM OF RETIREMENT INCOME PAYMENT

7.1	Timing of Payment

Except as may be otherwise provided in an applicable Rider, benefits under the Plan shall be paid as follows:

7.1.1
Normal or Late Retirement Benefit.  The Retirement Income payable to a Participant who Retires upon or after reaching age 65 shall commence on the last day of the month coincident with or next following the date of such Retirement.

7.1.2
Early Retirement Benefit.  The Retirement Income payable to a Participant who experiences an Early Retirement shall commence on the last day of the month coincident with or next following the date of such Retirement.

7.1.3
Disability Retirement Benefit.  The Retirement Income payable to a Participant who Retires due to a Disability shall commence on the last day of the month coincident with or next following the date of such Retirement.  Any amount accrued after such Retirement pursuant to Section 5.5 shall commence on the last day of the month coincident with or next following the date of on which the Participant attains age 65, and such amount shall be considered to be a separate payment.  For example, if the Retirement Income commences at Retirement in the form of a joint and survivor annuity because the Participant is married when he Retires but the Participant is no longer married when he attains age 65, the benefit commencing at age 65 would be paid in the form of a single life annuity.

7.1.4
Delayed Payment to Specified Employees.  Notwithstanding Sections 7.1.1, 7.1.2, and 7.1.3, the Retirement Income of a Participant who is a Specified Employee at the time of his Separation from Service shall not commence before six months after the date of Retirement; provided that in no event shall payment commence before the date on which payment would otherwise commence under Sections 7.1.1, 7.1.2, and 7.1.3 and except that, if the Participant dies before payments commence, payment shall commence within 30 days of the Participant's death.  If commencement of such payment is delayed pursuant to this Section to a date later than such payment would otherwise commence under Sections 7.1.1, 7.1.2, and 7.1.3, the payment or payments to which such Participant would otherwise be entitled during the period of delay (including accumulated annuity payments) shall be paid in a single sum on the first day of the seventh month following such Participant's Retirement.  If such Participant dies during the period of delay required under this Section, the rights of any Beneficiary(ies) and/or a surviving spouse under Option B or C shall be determined as if payment had commenced without regard to such delay.  The foregoing requirement shall not apply to payments made under the circumstances described in Sections 7.4.1, 7.4.2 and 7.4.5 hereof.

7.2	Forms of Payment

Except as provided in Sections 7.4, 7.5 and 7.6, the form of payment of Retirement Income under this Plan shall be determined as follows:

7.2.1
Payment Options.  A Participant may elect, subject to this Article VII, to receive his Retirement Income in one of the following forms, each of which shall be the Actuarial Equivalent of his Retirement Income expressed as a single life annuity:

7.2.1.1
Option A:  Retirement Income payable in the form of a monthly single life annuity continuing throughout the lifetime of the Participant, with the last payment due on the last day of the month coincident with or immediately following the date death occurs.

7.2.1.2
Option B:  With respect to a married Participant, Retirement Income payable during the Participant's life with the provision that after the Participant's death, an amount equal to 50% of the amount of Retirement Income payable during his life shall be continued during the life of, and shall be paid to, the Participant's surviving spouse.

7.2.1.3
Option C:  A portion of the Retirement Income payable in the form of annuity provided under Option A or Option B and the balance payable in a lump sum in accordance with one of the following, as elected by the Participant:  (i) 25% annuity and 75% lump sum, (ii) 50% annuity and 50% lump sum, or (iii) 75% annuity and 25% lump sum.

7.2.1.4	Option D: A lump sum payment. The following rules shall apply to lump sum payments (including lump sum payments elected under Option C):

7.2.1.4.1
the lump sum payment will be calculated as of the end of the month preceding the distribution with Actuarial Equivalence determined using the applicable interest rate and applicable mortality table as set forth in Option 2 in Appendix B; and

7.2.1.4.2	the cost-of-living benefit described in Article VIII shall not apply to Retirement Income paid as a lump sum.

7.2.2
Default Form of Payment.  If a Participant fails to make (or is not entitled to make) a form of payment election pursuant to Section 7.2.3, he shall be deemed to have elected to receive his Retirement Income in the form of a single lump sum in accordance with Section 7.2.1.4, unless he changes this payment form pursuant to Section 7.S.

7.2.3
Special Election Rule for 2006 and 2007.  Notwithstanding anything herein to the contrary, a Participant who accrued Retirement Income under the Plan or a Non-Qualified Legacy Plan on or before December 31, 2007 that is not included in his Grandfathered Amount, may make a form of payment election under Section 7.2.1 on or before December 31, 2007.  Any such Participant who fails to make a form of payment election by December 31, 2007 shall be deemed to have elected to receive payment of his Retirement Income in a lump sum in accordance with Section 7.2.1.4.  Notwithstanding the foregoing, (i) any election made on or after January 1, 2006 and on or before December 31, 2006 shall only apply to payments that would not otherwise be paid in 2006 absent such election and shall not cause a payment to be made in 2006 that would not otherwise be paid in 2006 absent such election, and (ii) any election or deemed election made on or after January 1, 2007 and on or before December 31, 2007 shall only apply to payments that would not otherwise be paid in 2007 absent such election or deemed election, and such election or deemed election shall not cause a payment to be made in 2007 that would not otherwise be paid in 2007 absent such election or deemed election.

7.2.4
Cost-of-Living-Adjustment.  The Cost-of-Living Adjustment to pensions, described in Article VIII shall apply to the monthly payments continued to a spouse under Option B or Option C who survives a Retired Participant regardless of the age of the Participant at the time of death.  If such Participant dies prior to attainment of age 60, such Cost-of-Living Adjustment shall apply when the Participant would have attained age 60 as provided in Article VIII.

7.2.5
Delayed Effectiveness of Forms of Payment Options.  The forms of payment provided under this Section 7.2 shall be effective as of January 1, 2007.  Prior to January 1, 2007, the available forms of payment shall be as described in the Plan as in effect on April 1, 2001.

7.3	Pre-Retirement Death Benefits

7.3.1
Married Participants.  Except as otherwise provided in an applicable Rider, if a married Participant who is vested in his Retirement Income dies before the earlier of (i) the date payment commences, or (ii) in the case of a Participant whose payment is delayed pursuant to Section 7.1.4 or 7.5.2, the date payment would have commenced absent such delay, the Participant's spouse, if living as of the date of the Participant's death, shall receive as a spouse's pre-retirement death benefit:  (a) in the case of a Participant who dies before attaining age 55, a lump sum payment equal to 50% of the value of the payment to which the Participant would have been entitled under Section 7.4.4 had he Separated from Service on the day before his death, and (b) in the case of a Participant who dies after attaining age 55, the benefit that would be paid if the Participant had elected a joint and 50% survivor annuity form of payment under Option B and had Retired on the day before his death; which benefit shall be paid in the any of the forms described in Section 7.2 as elected by the Participant during the time frame required under Section 7.2, subject to the cashout provisions of Section 7.4.3, and provided that, beginning January 1, 2009, death benefits shall be paid only in a lump sum.  Payment of death benefits shall commence within 30 days of the Participant's death.

7.3.2
Unmarried Participants.  No pre-retirement death benefits shall be paid under the Plan if an unmarried Participant dies after Separation from Service and before the earlier of (i) the date payment commences, or (ii) in the case of a Participant whose payment is delayed pursuant to Section 7.1.4 or 7.5.2, the date payment would have commenced absent such delay.  If an unmarried Participant dies before Separation from Service, the pre-retirement death benefit described in Section 7.3.1 that would be paid to the Participant's spouse if the Participant had been married at the time of death shall instead be paid to the Participant's Beneficiary.

7.3.3
Delay for Specified Employees or Change in Form of Payment.  If payment to a Participant is delayed pursuant to Section 7.1.4 or 7.5.2 and such Participant dies before payment commences but after payment would have commenced absent such delay, his Retirement Income shall be paid as follows:  (i) all amounts otherwise payable to the Participant that were unpaid during the delay period (including lump sum distributions and annuity payments accumulated and unpaid pursuant to Section 7.1.4 or 7.5.2) shall be paid within 30 days after such Participant's death to such Participant's Beneficiary and (ii) any survivor benefits payable upon such Participant's death shall be paid to the Participant's surviving spouse.

7.4	Involuntary Cash Out

Except as otherwise provided in an applicable Rider and in Section 7.1.4, notwithstanding the time of payment set forth in Sections 7.1.1, 7.1.2 and 7.1.3 hereof and the form of payment elected by the Participant in accordance with Section 7.2, payment of a Participant's Retirement Income shall be made:

7.4.1
to the extent necessary to comply with a domestic relations order (as defined in Section 414(p)(l)(B) of the Code) that meets the requirements of the Company's domestic relations order procedures applicable to non-qualified plans;

7.4.2
to the extent necessary for the Participant to comply with an ethics agreement with the Federal government, and to the extent reasonably necessary to avoid the violation of applicable Federal, state or local ethics law or conflicts of interest law;

7.4.3
in a single lump equal to the Actuarially Equivalent value of the Retirement Income payable to a Participant who is eligible to Retire and commence receiving payment in accordance with Section 7.1, within 30 days after such Participant's Retirement; provided that (i) upon receiving the payment, the Participant has no further interest in the Plan or any other deferred compensation plan of the Employer that is required to be aggregated with this Plan for purposes of Section 409A of the Code and (ii) the payment is not greater than $5,000; provided further that such payment shall not be made to a Participant who is a Specified Employee at the time of Retirement until six months after the date of such Retirement;

7.4.4
in a single lump sum equal to the Actuarially Equivalent value of the Retirement Income payable to a Participant who is not eligible to Retire, within 30 days after such Participant's Separation from Service (without regard to amount); provided that such payment shall not be made to a Participant who is a Specified Employee at the time of his Separation from Service until six months after the date of such Separation from Service;

7.4.5
to the extent necessary to comply with Federal income and employment tax withholding requirements and any corresponding withholding requirements of applicable state, local or foreign tax laws as the result of such Federal tax withholding, in accordance with regulations under Section 409A of the Code;

7.4.6	to the extent required to be included in income as a result of a violation of Section 409A of the Code;

7.4.7	to the extent necessary to comply with state, local or foreign tax obligations, including any additional Federal income tax withholding obligations related thereto;

7.4.8
to the extent necessary to satisfy a debt of the Participant to the Company, where (i) such debt is incurred in the ordinary course of the employee employer relationship, (ii) the entire amount used to satisfy such debt in any fiscal year of the Company does not exceed $5,000 and (iii) the offset against such debt is made at the same time and in the same amount as such debt otherwise would have been due and collected from the Participant;

7.4.9
to the extent of any settlement between the Company and the Participant of an arms length bona fide dispute as to the Participant's right to a deferred compensation amount under the Plan; provided that such settlement amount is at least 25% less than the present value of the disputed amount and is not made at the same time as or proximate to a downturn in the financial health of the Company; and

7.4.10	in the sole discretion of the Administrative Committee, under any other circumstance permitted under Section 409A of the Code.

7.5	Subsequent Change in Form of Payment Election

A Participant may elect to change his elected form of payment (or deemed elected form of payment if Section 7.2.2 applies) prior to the date upon which benefits under the previously elected form of payment would otherwise commence as follows:

7.5.1
Change in Type of Life Annuity.  A Participant may change his elected form of payment from any type of annuity payment described in Options A and B under Section 7.2 to any other type of annuity described in such Options at any time provided that the Administrative Committee receives such change in election prior to the applicable payment commencement date set forth in Section 7.1.

7.5.2	Other Changes. A change in form of payment other than as described in Section 7.5.1 may only be made if the following requirements are met:

7.5.2.1	The election to change the form of payment does not take effect for at least 12 months after the date such election is received by the Administrative Committee;

7.5.2.2	The election to change the form of payment is received by the Administrative Committee at least 12 months before payment is scheduled to commence under the current payment election; and

7.5.2.3
Payment under the new form of payment election does not commence for at least five years after the date on which payment would have commenced under the Participant's previous election (or deemed election pursuant to Section 7.2.2, and determined without regard to the delay in Section 7.1.4); provided that earlier payment may be made upon a Participant's death, in which case such payment shall commence within 30 days after the date of death.  If commencement of a payment is delayed pursuant to this Section, the payment or payments to which such Participant would otherwise be entitled during the period of delay (including accumulated annuity payments) shall be paid in a single sum on the first date on which benefits are payable under the Participant's new election.

7.6	Certain Permitted Delays.

Notwithstanding any other provision of the Plan to the contrary, amounts payable hereunder may be delayed after the date(s) specified under this Article VII under the following circumstances, each to the extent permitted under Section 409A of the Code:

7.6.1
if the Company reasonably anticipates that if a payment were made as scheduled, the Company's deduction with respect to such payment would not be permitted under Section 162(m) of the Code, provided that payment shall be made upon the earlier of (i) the earliest date upon which the Company reasonably anticipates that the Company's deduction of the payment will not be limited or eliminated by the application of Section 162(m) of the Code and (ii) if the Participant experiences a Separation from Service, as soon as practicable following such Separation from Service in the calendar year of such Separation from Service (or, if later, no later than 2-1/2 months following Separation from Service), subject to the delay, if applicable, set forth in Section 7.1.4.

7.6.2
if the Company reasonably anticipates that the making of a payment would violate Federal securities laws or other applicable law, provided that the payment is made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation.; and

7.6.3	upon such other events or conditions as may be permitted in regulations or other guidance issued under Section 409A of the Code.

ARTICLE VIII -  COST-OF-LIVING ADJUSTMENTS TO PENSIONS

The Administrative Committee shall have the sole and absolute discretion to provide the Cost-of-Living Adjustment described below.  The Administrative Committee may base such a decision on any factors it deems relevant and is under no continuing obligation to provide a Cost-of-Living Adjustment for any year, regardless of whether it made such adjustments in prior years.  However, no Cost-of-Living Adjustment shall be provided with respect to benefits earned after December 30, 2008.  Accordingly, any Cost-of-Living Adjustment provided after December 30, 2008, shall be applied only to benefits the Participant earned before December 31, 2008 (determined after any early retirement reduction).  If a Participant accrues benefits under the Plan before December 31, 2008, and after December 30, 2008, the Participant shall receive the sum of (i) the pre-December 31, 2008, benefits with any Cost-of-Living Adjustments and (ii) the post-December 30, 2008, benefits without any Cost-of Living Adjustments.

8.1	Cost of Living Adjustment

Any Participant age 60 or older who Retired from the Company at age 55 or later and who is receiving monthly payments, or any surviving spouse or Beneficiary of such a Participant who is receiving monthly payments, shall receive, subject to the Administrative Committee's discretion as described above, an annual Cost-Of-Living Adjustment equal to the percentage increase in the United States Consumer Price Index for Urban Wage Earners and Clerical Workers (CPI-W Revised) from the previous December to the December of the year immediately preceding the March 31st adjustment date.  The Cost-of Living Adjustment is subject to the following additional conditions and limitations:

8.1.1
The initial Cost-Of-Living Adjustment payable to the otherwise eligible Participant on the March 31st subsequent to the year of Retirement will be provided at the rate of 1/12 for each full month of Retirement during the preceding calendar year;

8.1.2
Subsequent Cost-of-Living Adjustments payable to otherwise eligible Participants (or a surviving spouse or Beneficiary of a Participant) shall be the full amount of adjustment otherwise provided by this Section and without regard to Section 8.1.1 above;

8.1.3	In no event shall the Cost-of-Living Adjustment in any year be greater than 3%;

8.1.4	Should the increase in such Consumer Price Index be in excess of 3% in any year, the amount of such excess shall not be carried forward to any succeeding year; and

8.1.5
There shall be no decrease in the amount of a Participant's Retirement Income by reason of any decrease in the CPI-W Revised that might take place in any year.  However, for any year(s) for which this subparagraph applies, determination of any subsequent increase in the Cost-of-Living Adjustment will be made using the last highest December level of the (CPI-W Revised) and not the level of the previous December.

8.1.6	The Cost-or-Living Adjustment shall not apply to the Retirement Income of any Morton Legacy Plan Participant.

8.2	Timing of Adjustment

Any such adjustment shall be payable with the monthly payment payable for the month of March following the close of such calendar year in an amount determined by Section 8.1.1 or Section 8.1.2.

8.3	Former Legacy Rohm and Haas Plan Participants

The determination of the Cost-of-Living Adjustment payable to Former Legacy Rohm and Haas Plan Participants shall be subject to the additional provisions of Article XII.

ARTICLE IX -  ABSENCES

9.1	In General

In general, when a Participant's earnings are suspended as a result of (i) temporary absences from work because of leave; (ii) indefinite absences due to sickness or accident; or (iii) an Administrative Leave of Absence, the Participant shall continue to remain in the Plan so long as he continues to satisfy the requirements of Article III and his employment relationship with the Company has not been terminated and he has not Separated from Service.  Benefit Service for such periods of absence shall be provided at the rate of 1/12 of a year of Benefit Service (as defined in Article IV and Article XI or Article XII, if applicable) for each month of absence.  In addition, if, during such period, the Participant Separates from Service and does not terminate his employment with the Company, Benefit Service shall be credited for the period after Separation from Service and before returning to active employment at the rate of 1/12 of a year of Benefit Service (as defined in Article IV and Article XI or Article XII, if applicable) for each month of absence.

9.1.1
Absence because of military service in the Armed Forces of the United States shall be treated as termination of service for purposes of the crediting of Benefit and Vesting Service.  However, upon return from such a leave, the Participant shall be treated as reemployed by the Employer as provided in Section 3.4 of the Retirement Plan, and such Participant will receive Vesting Service and Benefit Service at the rate of 190 Hours of Service per month for each full month he was absent due to service in the military.

ARTICLE X -  REEMPLOYMENT

10.1	Separation From Service

If a Participant experiences a Separation from Service prior to Retirement, and is subsequently reemployed as an Eligible Employee:

10.1.1
Such Eligible Employee may again participate in the Plan as of the last day of the third full month following the date of reemployment retroactive in such case to the date of reemployment, provided, however, that if the Eligible Employee Separated from Service but did not terminate his employment, such Eligible Employee may again participate in the Plan on the first day after his Separation from Service on which he performs services for the Company;

10.1.2
Such Eligible Employee will receive full credit for all service prior to the date he terminated; however, no Benefit Service shall be granted for the time from his date of termination to the date he was reemployed by the Company (and if the Eligible Employee Separated from Service but did not terminate employment, service will be credited in accordance with Section 9.1);

10.1.3
Additional Retirement Income accrued shall be subject to the form of payment election in effect at the time of the Eligible Employee's previous Separation from Service unless another form of payment is elected in accordance with Section 7.5; and

10.1.4	Such Eligible Employee's Retirement Income will be reduced by the Actuarial Equivalent value of the amount of Retirement Income that he has already received by reason of prior service.

10.2	Re-Employed after Retirement

If a Participant who Retires under the provisions of this Plan is subsequently reemployed as an Eligible Employee:

10.2.1
Such Eligible Employee may again participate in the Plan as of the last day of the third full month following his date of reemployment retroactive to the date of his reemployment, provided, however, that if the Eligible Employee Separated from Service but did not terminate his employment, such Eligible Employee may again participate in the Plan on the first day after his Separation from Service on which he performs services for the Company;

10.2.2
Such Eligible Employee will receive full credit for all service prior to the date he terminated; however, no Benefit Service shall be granted for the time from the Participant's original date of Retirement to the date he was reemployed by the Company (and if the Eligible Employee Separated from Service but did not terminate employment, service will be credited in accordance with Section 9.1);

10.2.3
Additional Retirement Income accrued shall be subject to the form of payment election in effect at the time of the Eligible Employee's previous Retirement unless another form of payment is elected in accordance with Section 7.5;

10.2.4
If the Eligible Employee previously elected an annuity form of payment, upon such reinstatement in the Plan, all Retirement Income payments under the Plan shall continue and the Participant's Retirement Income payable upon subsequent Retirement shall be the sum of (a) + (b), where:

(a)	equals the monthly amount of Retirement Income the Employee had been receiving prior to his date of reemployment; and

(b)	equals the monthly amount of Retirement Income accrued by the Participant, if any, based upon the Benefit Service credited between the date of reemployment and the date of subsequent Retirement; and

10.2.5
If the Eligible Employee previously received a lump sum distribution of his Retirement Income, upon such reinstatement in the Plan, his Retirement Income will be reduced by the Actuarial Equivalent value of the Retirement Income that he has already received by reason of prior service.

ARTICLE XI -  PROVISIONS FOR LEGACY PLAN PARTICIPANTS

The terms and provisions regarding the benefits of Legacy Plan Participants who irrevocably elected, through the Pension Choice process, to remain covered under the benefit structure of a Legacy Plan, or who are not eligible to participate in the Standard portion of the Plan, are contained in (i) Articles I through X and XIII through XV of the Standard portion of this Plan to the extent not superseded by an applicable Rider, (ii) for Legacy Rohm and Haas Plan Participants, Rider No. 1 of this Plan and Rider No. 1 of the Retirement Plan, and (iii) for Legacy Morton Plan Participants, Rider No. 2 of this Plan and Rider No. 2 of the Retirement Plan.

ARTICLE XII -  - PROVISIONS FOR FORMER LEGACY PLAN PARTICIPANTS

The provisions of this Article XII are applicable to Legacy Plan Participants who irrevocably elected, through the Pension Choice process, to "switch" into and be covered by the benefit structure of the Standard portion of the Retirement Plan on a prospective basis ("Former Legacy Plan Participants").  To the extent that the provisions of this Article XII conflict with any other provisions in this Plan, the provisions in this Article XII shall control.

12.1	Special Definitions for Former Legacy Plan Participants

12.1.1
Participation Commencement Date.  Former Legacy Plan Participants shall become Participants in this Plan immediately as of their Effective Pension Choice Date.  Notwithstanding the foregoing, no individual shall become a Participant in the Plan on or after March 1, 2009.

12.1.2	Benefit Service. Benefit Service for Former Legacy Plan Participants will be calculated as follows:

12.1.2.1	The amount of Benefit Service under the applicable Non-Qualified Legacy Plan as of the day before the Participant's Effective Pension Choice Date calculated in whole and partial years; PLUS

12.1.2.2	The amount of Benefit Service under this Plan, beginning on the Effective Pension Choice Date, using such date as the beginning of the twelve (12) month computation period.

12.1.3
Vesting Service.  Vesting Service for Former Legacy Rohm and Haas Plan Participants will be calculated from the Participant's date of hire by the Company under this Plan.  Vesting Service for Former Legacy Morton Plan Participants will be calculated in two pieces as follows:  The first piece is the vesting service as calculated under the applicable Non-Qualified Legacy Plan ending on the day before the Participant's Effective Pension Choice Date.  The second piece will be calculated beginning on the Effective Pension Choice Date using the method as provided under this Plan.

12.1.4
Final Average Compensation.  Final Average Compensation shall be determined as of the Former Legacy Plan Participant's Separation from Service date for purposes of calculating the benefit accrued both before and after the Participant's Effective Pension Choice Date.

12.2	Amount of Retirement Income

12.2.1
General Rule.  The Retirement Income of a Former Legacy Plan Participant shall be calculated in two separate pieces which are then added together, as follows:  First, the Former Legacy Plan's benefit will be calculated under the applicable Non-Qualified Legacy Plan, using such Participant's current age, years of Benefit Service as of his Effective Pension Choice Date and Final Average Compensation as of his Separation from Service Date (the "pre-switch" piece).  Then, the Former Legacy Plan Participant's benefit will be calculated under this Plan, using such Participant's current age and years of Benefit Service and Final Average Compensation as of his Separation from Service date (the "post-switch" piece).  Then the "pre-switch" and "post-switch" benefits will be added together.

12.2.2
Special Benefit Formula for Certain Former Legacy Rohm and Haas Plan Participants.  At the discretion of the Administrative Committee, a Former Legacy Rohm and Haas Plan Participant who has reached age 65 while an active employee of the Company shall have the amount of his Retirement Income that accrued before April 1, 2001 calculated under the "Special Formula" described below.  The Administrative Committee may base such decision on any factors it deems relevant and shall not be bound, or have its discretion in any way limited or restricted, by past determinations.  The Special Formula is not available to Retirement Income accrued after April 1, 2001.

Special Formula:  A Participant's monthly Retirement Income as of the Participant's attainment of age 65 shall be a single life annuity equal to 1/12th x (A -B) x C, where:

A =	2% of Final Average Compensation1 plus Award Program Adjustment*, minus 0.35% of Covered Compensation*, multiplied by years of Benefit Service (up to a maximum of 44 years)

B =	the monthly benefit payable to the Participant under the Retirement Plan in the form of a single life annuity; and

C =	A percentage, not to exceed 100%, determined by dividing the number of months in the last 120 months during which the Participant was a level 14 or above, by 60.

12.2.3
Special Rules for the Reduction of Retirement Income.  The Amount of Retirement Income for Former Legacy Plan Participants who Retire when eligible to receive early retirement benefits under Section 5.2 or who Separate from Service before reaching age 55, shall be reduced as described under Sections 5.2 and 5.3 of this Plan, subject to the following:

12.2.3.1
Automatic Waiver of Reduction Factors for Benefits Accrued Before April 1, 2001 for Certain Former Legacy Rohm and Haas Plan Participants.  The amount of Retirement Income accrued before April 1, 2001 by Former Legacy Rohm and Haas Plan Participants who (i) retire on an Involuntary Early Retirement Date, as provided in Article XI of the Retirement Plan, and (ii) who Separate from Service before reaching age 55 with five years of Vesting Service, shall not be reduced as described under Sections 5.2 and 5.3 of this Plan.

12.2.3.2
Discretionary Waiver of Reduction Factors for Benefits Accrued Before April 2001 for Certain Former Legacy Rohm and Haas Plan Participants.  The reduction described in Sections 5.2 and 5.3 of this Plan applicable to the amount of Retirement Income accrued before April, 2001 by Former Legacy Rohm and Haas Plan Participants who (i) do NOT retire on an Involuntary Early Retirement Date as provided in Article XI of the Retirement Plan, and (ii) who Separate from Service before reaching age 55 with five years of Vesting Service, maybe waived at the discretion of the Administrative Committee.  The Administrative Committee may base such decision on any factors it deems relevant and shall not be bound, or have its discretion in any way limited or restricted, by past determinations.

12.2.3.3
Special Reduction Factors for Benefits Accrued Before April l, 2001 for Certain Former Legacy Morton Plan Participants.  The amount of Retirement Income accrued before April 1, 2001 by Former Legacy Morton Plan Participants who (i) retire on an Involuntary Early Retirement Date, as provided in Article H of Rider 2 of the Retirement Plan, and (ii) are at least age 55 on such date, shall be reduced as described in Table 3 of Appendix A of this Plan.

* The terms "Final Average Compensation," "Award Program Adjustment," and "Covered Compensation" shall have the meanings as set forth in Rider 1 to the Rohm and Haas Company Non-Qualified Retirement Plan, as amended and restated effective January 1, 2005.

12.2.3.4
No Waiver of Reduction Factors for Benefits Accrued After April 1, 2001.  The Amount of Retirement Income accrued after April 1, 2001 by Former Legacy Rohm and Haas Plan Participants who Separate from Service before reaching age 55 with five years of Vesting Service shall be reduced as described under Sections 5.2 and 5.3 of this Plan.

12.3	Social Security Supplemental Benefit for Certain Former Legacy Rohm and Haas Plan Participants

Former Legacy Rohm and Haas Plan Participants who are age 55 but not yet 62 and who retire on an Involuntary Early Retirement Date, as provided in Article XI of the Retirement Plan, shall be entitled to a Social Security Supplemental Benefit of four hundred dollars ($400) per month.  Payment of the Social Security Supplemental Benefit shall be subject to the following rules:

12.3.1
Payments of the Social Security Supplemental Benefit will commence at the time provided in Section 7.1 and continue until the end of the month prior to the month in which the Participant is first eligible to receive a Social Security benefit equal to 80% of the total Social Security benefit he would be eligible to receive upon reaching his Social Security Retirement Age; provided, however, that in no event shall the Social Security Supplemental Benefit be paid after the end of the month coincident with or next preceding the date of the Participant's death.  The Social Security Supplemental Benefit payable pursuant to this Section 12.3 shall not be affected by the form of benefit selected pursuant to Article VII, except that the Supplemental Benefit shall be payable in an Actuarially Equivalent lump sum if benefits are payable in a lump sum pursuant to Article VII.

12.3.2
Former Legacy Rohm and Haas Plan Participants who do not retire on an Involuntary Early Retirement Date, as provided in Article H of Rider 1 of the Retirement Plan, may receive the benefit described in this Section 12.3 at the discretion of the Administrative Committee.  The Administrative Committee may base such decision on any factors it deems relevant and shall not be bound, or have its discretion in any way limited or restricted, by past determinations.

12.3.3
The Social Security Supplemental Benefit payable under this Section 12.3 shall be offset by any Social Security Supplemental Benefit also payable to a Former Legacy Rohm and Haas Plan Participant under Article XI of the Retirement Plan.

12.4	Accelerated Cost of Living Adjustment for Certain Former Legacy Rohm and Haas Plan Participants.

Former Legacy Rohm and Haas Plan Participants age 55 or older who Retire on an Involuntary Early Retirement Date, as provided in Article XI of the Retirement Plan, shall be entitled to begin to receive the cost-of-living adjustments described in Article VIII of this Plan beginning at age 55.  Former Legacy Rohm and Haas Plan Participants who do NOT retire on an Involuntary Early Retirement Date, as provided in Article XI of the Retirement Plan, may receive the benefit described in this Section 12.4 at the discretion of the Administrative Committee.  The Administrative Committee may base such decision on any factors it deems relevant and shall not be bound, or have its discretion in any way limited or restricted, by past determinations.

ARTICLE XIII -  ADMINISTRATION OF THE PLAN

13.1	Appointment

The Administrative Committee will be responsible for the administration of the Plan and the Investment Committee will be responsible for the financial performance of the Plan.  Members of the Administrative Committee shall be appointed by the Chief Executive Officer, or his designee.  Members of the Investment Committee shall be appointed by the Board of Directors.

13.2	Responsibilities and Authority of the Administrative Committee

The Administrative Committee shall have the full responsibility to represent the Company and the Participants in all things it may deem necessary for the proper administration of the Plan.  Subject to the terms of the Plan, the decision of the Administrative Committee upon any question of fact, interpretation, definition or procedure relating to the administration of the Plan shall be conclusive.  The responsibilities of the Administrative Committee shall include the following:

13.2.1	Verifying all procedures by which payments to Participants and their Beneficiaries are authorized;

13.2.2	Deciding all questions relating to the eligibility of Employees to become Participants in the Plan;

13.2.3	Interpreting the provisions of the Plan in all particulars;

13.2.4	Establishing and publishing rules and regulations for carrying out the Plan;

13.2.5
Preparing an individual record for each Participant in the Plan, which shall be available for examination by such Participant, the Investment Committee and its members, or other authorized persons; and

13.2.6	Reviewing and answering any denied claim for benefits that has been appealed to the Administrative Committee under the provisions of Section 15.6.

13.3	Governance

The following general provision shall govern the actions of either the Administrative or Investment Committee:

13.3.1
The Committee shall choose a chairman from its members and shall appoint a secretary who shall keep minutes of the Committee's proceedings and shall be responsible for preparing such reports as may be advisable for the administration of the Plan.  The Committee may employ and compensate such advisory, clerical, and other employees as it may deem reasonable and necessary to the performance of its duties.

13.3.2	The action of the Committee shall be determined by a majority vote of all its members, except that no member of the Committee may vote on any question relating specifically to such individual.

13.3.3	The members of the Committee shall serve without compensation for their services as such. All expenses of the Committee shall be paid by the Company.

13.3.4	The chairman or the secretary of the Committee may execute any written direction on behalf of the Committee.

13.3.5
The Committee may, at its discretion, allocate among its members or to other persons those functions and responsibilities which it deems advisable for the efficient and effective operation and management of the Plan.

13.3.6
Except as expressly provided, neither the Committee nor any member thereof shall be in any way subject to any suit or litigation or to any legal liability for any cause or reason or thing whatsoever in connection with the administration or financial performance of the Plan.

ARTICLE XIV -  FUTURE OF THE PLAN

The Company expects to continue the Plan indefinitely, but necessarily reserves the right at any time to reduce, suspend or discontinue payments to be made by it as provided hereunder.  The Company reserves the right to amend or discontinue the Plan at any time and without further notice.  In the event of a Plan termination, benefits accrued at the time of termination shall be paid in accordance with Article VII; provided that the Company may accelerate payments to the extent permitted under Section 409A of the Code.

ARTICLE XV -  GENERAL PROVISIONS

15.1	Funding of Plan

This Plan is an unfunded arrangement.  The right of any Participant, surviving spouse or Beneficiary to receive future payments under the provisions of the Plan shall be an unsecured claim against the general assets of the Company.  Any trust, and any other fund, account, contract or arrangement that the Company chooses to establish for the future payment of benefits under this Plan to a Participant, surviving spouse or Beneficiary shall remain part of the Company's general assets and no person claiming payments under the Plan shall have any right, title or interest in or to any such trust, fund, account, contract or arrangement.

15.2	Construction

Whenever any gender is used herein, it is intended also to cover the other gender where appropriate, and wherever the singular is used, it shall be interpreted as including the plural.

15.3	Anti-Assignment/Anti-Alienation of Benefits and Payments

Except as otherwise specifically provided herein, to the extent permitted by law, payments to and benefits under the Plan shall not be assignable, since they are primarily for the support and maintenance of the Participant after retirement.  To extent permitted by law, such payments and benefits shall not be subject to attachment by creditors of, or through legal processes against, any Participant, Beneficiary, or surviving spouse.

15.4	No Right to Employment

Participation in the Plan shall not give any Employee the right to be retained in the service of the Company, nor any right or claim to annuity income unless such right has specifically accrued under the terms of the Plan.

15.5	Incapacity

If any person entitled to receive any benefits hereunder is a minor, or is deemed by the Administrative Committee or is adjudged to be legally incapable of giving a valid receipt and discharge for such benefits, they will be paid to the duly appointed guardian, custodian or committee of such minor or incompetent, or they maybe paid to such persons who the Administrative Committee believes are caring for or supporting such minor or incompetent.

15.6	Claims

Any Participant, spouse or Beneficiary who claims to be entitled to the payment of a benefit under the Plan, should bring the matter to the attention of the Company, normally through a local personnel department.  If a specific claim as to the amount of any benefit, the method of payment or any other matter under the Plan is denied, the claimant will be provided with a written notice, normally within 90 days of the date the claim was filed.

The notice will include:

15.6.1	the specific reason or reasons for the denial;

15.6.2	the specific reference or references to the Plan provisions on which the denial is based;

15.6.3	a notice that the claimant or the claimant's duly authorized representative, any appeal the denial to the Administrative Committee within 60 days; and

15.6.4	a description of any additional information or material necessary to perfect the claim and an explanation of the need for such material or information.

In the event of an appeal, the claimant or the claimant's representative, may submit a written application for review of the denial, may examine documents relating to this Plan or the claim, and may submit written issues, comments, and documents.  Such appeal will be promptly considered by the Administrative Committee.

15.7	Additional Claims Procedures for Section 409 A

If a Participant or Beneficiary believes he is entitled to have received benefits but has not received them, the Participant or Beneficiary must accept any payment made under the Plan and make prompt and reasonable, good faith efforts to collect the remaining portion of the payment, as determined under Treasury Regulation section 1.409A-3(g).  For this purpose (and as determined under such regulation), efforts to collect the payment will be presumed not to be prompt, reasonable, good faith efforts, unless the Participant or Beneficiary provides notice to the Plan Administrator within 90 days of the latest date upon which the payment could have been timely made in accordance with the terms of the Plan and the regulations under Code Section 409A, and unless, if not paid, the Participant or Beneficiary takes further enforcement measures within 180 days after such latest date.

15.8	Plan Interpretation and Section 409A

Notwithstanding the other provisions hereof, this Plan shall be construed and interpreted to comply with section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A") and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A or regulations thereunder.  However, in no event shall the Company, its officers, directors, employees, parents, subsidiaries, or affiliates be liable for any additional tax, interest, or penalty incurred by a Participant or Beneficiary as a result of the Plan's failure to satisfy the requirements of Section 409 A of the Code, or as a result of the Plan's failure to satisfy any other applicable requirements for the deferral of tax.

15.9	Administrative Delay

The Plan Administrator may make payment on any day later than the date specified in the Plan as a result of administrative delay to the extent that such payment is treated as being paid on the date specified in the Plan under Treasury Regulation section 1.409A-3(d), which generally permits payment to be made later within the same calendar year, or, if later, within 2-1/2 months following the date specified in the Plan, provided that the Participant is not permitted to designate the taxable year of payment.

APPENDIX A

ROHM AND HAAS COMPANY
BENEFIT REDUCTION FACTORS

TABLE ONE:  EARLY RETIREMENT REDUCTION FACTORS Months

TABLE TWO:  ACTUARIAL REDUCTION FACTORS

TABLE THREE:  INVOLUNTARY EARLY RETIREMENT DATE REDUCTION FACTORS FOR LEGACY MORTON PLAN PARTICIPANTS

APPENDIX B - ACTUARIAL EQUIVALENT VALUES
Effective January 1, 2005

Actuarial equivalence under the Plan is determined using the factors used for calculating actuarial equivalence under the Standard portion of the Pension Plan.  The current factors are as set forth below.  Any changes to the applicable factors under the Pension Plan shall automatically apply to this Plan and this Appendix B shall be updated accordingly.

1.	Single Life Annuity payable on the last day of month coincident with or next following attainment of age 65 converted into Actuarial Equivalent Options other than a Lump Sum:

Annual Interest Rate	Mortality Table
7%	1984 PBGC Unisex Table; use Setback 1 for Participant and Setback 2 for Beneficiary

2.	Single Life Annuity payable on the last day of month coincident with or next following attainment of age 65 converted into Actuarial Equivalent Lump Sum Payment:

Annual Interest Rate	Mortality Table
The applicable interest rate under Section 417(e) of the Code (as determined under the Retirement Plan)
If the resulting interest rate is greater than 7%, then .5% will be subtracted from the interest rate, but in no event shall the adjusted rate be reduced below 7%.
The applicable mortality table under Section 417(e) of the Code (as determined under the Retirement Plan)

However, the amount of any lump sum payment paid after December 30, 2008, shall not be less than the Actuarial Equivalent lump sum payment, determined as of the payment date, of the single life annuity payable on the last day of month coincident with or next following attainment of age 65 of the benefits the Participant accrued under the Plan as of December 30, 2008, determined using the following assumptions:

Annual Interest Rate	Mortality Table
The lesser of (A) the average of the annual rate of interest on 30 Year Treasury Securities for June, July and August of the Plan Year preceding the Plan Year of distribution or (B) the rate for August of the Plan Year preceding the Plan Year of distribution.  If the resulting interest rate is greater than 7%, then .5% will be subtracted from the interest rate, but in no event shall the adjusted rate be reduced below 7%
94 GAR

RIDER NO. 1

SPECIAL PROVISIONS OF THE FORMER ROHM AND HAAS NON-QUALIFIED PENSION PLAN

This Rider No. 1 preserves certain provisions of the Rohm and Haas Non-Qualified Pension Plan as in effect on April 1, 2001 for Legacy Rohm and Haas Plan Participants.  The provisions of this Rider No. 1 apply only to Legacy Rohm and Haas Plan Participants and supersede any conflicting provisions of the Standard portion of the Plan.  All capitalized terms used herein, which are not otherwise defined below, shall have the meaning given to them under Article II of the Standard portion of the Plan.

ARTICLE I - DEFINITIONS

The following words and phrases as used herein have the following meanings unless a different meaning is plainly required by the context:

1.1.
"Actuarial Equivalent" or "Actuarially Equivalent" means a benefit of equivalent actuarial value to the benefit which would otherwise have been provided to the Participant, determined on the basis of appropriate actuarial assumptions and methods as set forth in Schedules 1A and 1B attached hereto, or in any situation or case not described or set forth in the Retirement Plan, as determined by the Administrative Committee.

1.2.	"Annual Performance Award Program" means the Company's performance award program as in effect on January 1, 1992, and as may be amended from time to time.

1.3.	"Award Program Adjustment" means the greater of:

1.3.1.
the annual average of the sum of awards paid to a Participant under the Annual Performance Award Program during the 60 month period immediately prior to the Participant's Retirement or other Separation from Service; or

1.3.2.
the annual average of the sum of awards paid to a Participant under the Annual Performance Award Program during the 84 month period immediately prior to the Participant's Retirement or other Separation from Service.  Such average shall be determined by dividing the 84 month period described in the preceding sentence into seven consecutive twelve month periods, disregarding the 12-month period with the highest award and the 12-month period with the lowest award and averaging the awards for the remaining five twelve month periods.

1.3.3.
Payments of awards under the Annual Performance Award Program shall be deemed to have been paid over a full calendar year in 12 equal monthly installments during the calendar year in which they were earned.

1.3.4.
If a Participant had less than 60 or 84 months, as applicable, of employment with the Company or an Affiliated Company, then the relevant period referred to above shall be reduced to the greatest number of the Participant's total months of employment that is divisible by twelve.

1.4.	"Basic Amount of Early Retirement Pension" means the pension benefit to which a Participant is entitled to upon an Early Retirement under Article V.

1.5.	"Basic Amount of Normal Retirement Pension" means the pension benefit to which a Participant is entitled to upon a Normal Retirement under Article IV.

1.6.
"Benefit Service" means that part of a Participant's Service that is used to calculate benefits under the Plan and shall be determined in accordance with the provisions of Rider No. 1 of the Retirement Plan and Article III of this Rider.

1.7.	"Covered Compensation" means the lesser of:

1.7.1.	the Participant's Final Average Compensation; or;

1.7.2.
the average of the maximum amount of the Participant's compensation considered wages under section 3121 of the Code for each year until the earlier of (i) the Determination Date, or (ii) the Participant's Social Security Retirement Age.

1.8.
"Disability" or "Disabled" means a Participant is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, and as a result of such impairment is eligible to receive benefits under the long-term disability plan sponsored by the Company.

1.9.	"Disability Retirement" means a Participant's Separation from Service on or after becoming Disabled.

1.10.	"Early Retirement" means a Participant's Separation from Service on or after reaching age 50 but before reaching age 65.

1.11.
"Earnings Rate" means an Employee's regular annual combined base salary from the Company (including any legally required thirteenth or fourteenth month of pay) on any given date.  Supplementary compensation for work time in excess of 40 hours per week, shift differentials, premium payor bonuses will not be included in the Earnings Rate of any Employee.  An Employees Earning's Rate shall not be affected by any salary reduction agreement in effect between the Company and the Employee under the Rohm and Haas Company Employee Stock Ownership and Savings Plan or under any plan maintained by the Company under Section 125 of the Code.

If an Employee's base salary is paid in a currency other than United States dollars, conversion to United States dollars, for purposes of the Plan, shall be effected by means of determining the arithmetic average of such conversion rates used for accounting purposes by and in effect at the Company's headquarters in the United States during the 36 consecutive month period ending with the month as of which his benefits are determined.

For purposes of this Plan, a Participant's Earnings Rate shall be calculated without reference to the limitations of Section 401 (a)(17) of the Code.

1.12.
"Final Average Compensation" means, as of any given date, the highest arithmetic average of an Employee's Earnings Rate (either as a salaried Employee or as an hourly-paid Employee) during any thirty-six (36) consecutive months out of the final 120 month period as of which his benefits are determined.  If this 36 month period is the final 36 months of employment, then the 36th month Earnings Rate will not be included and the 35th month will be counted twice.  For purposes of this Plan, a Participant's Final Average Compensation shall be calculated without reference to the limitations of Section 401 (a)(17) of the Code.

1.13.	"Normal Retirement" means a Participant's Separation from Service on or after reaching age 65.

1.14.	"Participant" means any Employee included in the Plan or eligible to receive benefits from the Plan under this Rider.

1.15.	"Retirement" or "Retires" means a Participant's Normal Retirement, Early Retirement or Disability Retirement.

1.16.
"Retirement Income" means the amount of vested pension benefit which a Participant is entitled to receive beginning on the applicable payment date provided in Article VII of the Standard portion of the Plan.

1.17.	"Service" means each month of service credited to a Participant in accordance with the provisions of Rider No. 1 of the Retirement Plan.

ARTICLE II- ELIGIBILITY AND PARTICIPATION

All Legacy Rohm and Haas Plan Participants who were participants in the Rohm and Haas Non-Qualified Pension Plan as of January 1, 2005 shall be subject to the provisions of this Rider No. 1.

ARTICLE III - SERVICE CREDIT

A Participant's Benefit Service shall be his Benefit Service as determined under Rider No. 1 of the Retirement Plan.

ARTICLE IV - BASIC AMOUNT OF NORMAL RETIREMENT PENSION

Except as provided in Article VII of this Rider, a Participant's Basic Amount of Normal Retirement Pension as of any Determination Date on or after the Participant's attainment of age 65 shall be one-twelfth of (the greater of A1 or A2-B) x C:

A1 equals the lesser of:

(i)           50% of the sum of the Participant's Final Average Compensation and Award Program Adjustment; or

(ii)           2% of the sum of the Participant's Final Average Compensation and Award Program Adjustment, minus 0.35% of the Participant's Covered Compensation; multiplied by the number of completed years and any fractional parts thereof of Benefit Service; or

A2 equals 1.5% of the sum of the Participant's Final Average Compensation and Award Program Adjustment, minus 0.35% of the Participant's Covered Compensation; multiplied by the number of completed years and any fractional parts thereof of Benefit Service up to a maximum of 44 years.

B equals the Basic Amount of Normal Retirement Pension Benefits to which the Participant is entitled from the Pension Plan; and

C equals the percentage (not to exceed 1.0) determined by dividing the number of months in the 10 year period preceding the Determination Date that the Participant was a level 14 or greater by 60.

ARTICLE V - BASIC AMOUNT OF EARLY RETIREMENT PENSION

5.1.	The Basic Amount of Early Retirement Pension shall be computed in accordance with this Article V based on a Participant's Final Average Compensation and Benefit Service as of the Determination Date.

5.2.
Subject to Article VII of this Rider, the Basic Amount of Early Retirement Pension payable to a Participant who experiences an Early Retirement or Special Early Retirement shall be determined as follows:

5.2.1.
At the sole and absolute discretion of the Executive Compensation Committee of the Board of Directors ("Executive Committee"), the Basic Amount of Early Retirement Pension of a Participant who experiences an Early Retirement based upon a mutual agreement with the Company shall be determined pursuant to Article IV of this Rider and, if the Participant has attained age 60, shall be determined without reduction.  The Executive Committee may base its determinations under this Section 5.2.1 on any factors it deems relevant and shall not be bound, or have its discretion limited or restricted, by past determinations.

5.2.2.	The Basic Amount of Early Retirement Pension of a Participant who Retires from the Company for reasons other than as described in Section 5.2.1 on or after age 60 shall be one-twelfth of (A - B) x C:

A equals 1.5% of the sum of the Participant's Final Average Compensation and his Award Program Adjustment, minus 0.35% of the Participant's Covered Compensation; multiplied by the number of completed years and any fractional parts thereof of Benefit Service up to a maximum of 44 years.  This amount shall be calculated without application of Section 415 or Section 401 (a)(l7) of the Code;

B equals the Basic Amount of Normal Retirement Pension Benefits to which the Participant is entitled from the Pension Plan; and

C equals the percentage (not to exceed 1.0) determined by dividing the number of months in the 10 year period preceding the Determination Date that the Participant was a level 14 or greater by 60.

5.2.3.	The Basic Amount of Early Retirement Pension payable to a Participant who Retires from the Company between the ages of 55 and 60 shall be either:

5.2.3.1.
The Basic Amount of Early Retirement Pension determined under Section 5.2.1 or Section 5.2.2, in either case reduced by 12 of one percent (.005) for each month (or fraction thereof) that payment commencement under Article VII of the Standard portion of the Plan precedes his attainment of Age 60; or

5.2.3.2.	A Participant who retires after March 31, 1997 pursuant to Article H of Rider 1 of the Retirement Plan shall be entitled to:

(i)	the Basic Amount of the Early Retirement Pension determined under Section 5.2.1 or 5.2.2, in either case without reduction; and

(ii)
a Social Security Supplemental Benefit of four hundred dollars ($400) per month.  Payments of the Social Security Supplemental Benefit will commence at the time provided in Article VII of the Standard portion of the Plan and continue until the end of the month prior to the month in which the Participant is first eligible to receive a Social Security benefit equal to 80% of the total Social Security benefit he would be eligible to receive upon reaching his Social Security normal retirement age; provided, however, that in no event shall the Social Security Supplemental Benefit be paid after the end of the month coincident with or next preceding the date of the Participant's death.  The Social Security Supplemental Benefit payable pursuant to this Article V shall not be affected by the form of benefit selected pursuant to Article VII of the Standard portion of the Plan except that the Supplemental Benefit shall be payable in an Actuarially Equivalent lump sum if benefits are payable in a lump sum pursuant to Article VII of the Standard portion of the Plan.

With respect to any other Participant, the Executive Compensation Committee of the Board of Directors (the "Executive Committee") shall have the sole and absolute discretion to provide the benefits described in this Section 5.2.3.2.  The Executive Committee may base its determinations under this Section 5.2.3.2 on any factors it deems relevant and shall not be bound, or have its discretion in any way limited or restricted, by past determinations.

5.2.4.
The Basic Amount of Early Retirement Pension of a Participant who experiences a Special Early Retirement shall be the Basic Amount of Early Retirement Pension determined under Section 5.2.2 reduced by ½ of one percent (.005) for each month (or fraction thereof) that payment commencement under Article VII of the Standard portion of the Plan precedes his attainment of age 60.

ARTICLE VI - OTHER RETIREMENT PENSIONS

6.1.
Termination Before Eligibility for Early Retirement.  The amount of Retirement Income of a Participant who Separates from Service before becoming eligible for an Early Retirement shall be calculated in accordance with Article IV above, and then actuarially reduced using the factors found in Table 2 of Appendix A to the Standard portion of the Plan.

6.2.
Disability Retirement.  A Participant who Retires due to a Disability will continue to accrue Benefit Service and Vesting Service until such Participant has attained age 65.  Upon reaching age 65, such Participant will be eligible to receive a benefit under this Rider calculated in accordance with Article IV above.

ARTICLE VII – VESTING

A Participant shall vest in his percentage of his Basic Amount of Normal or Early Retirement Pension in accordance with this Article VII.  A Participant shall be 100% vested in his Basic Amount of Normal or Early Retirement Pension when he is credited with 60 months of Benefit Service.

TIMING AND FORM OF RETIREMENT INCOME PAYMENT

Benefits payable under this Rider No. 1 shall be paid as provided in Article VII of the Standard portion of the Plan, except as provide in this Article VIII.

8.1.
Delayed Effectiveness of Forms of Payment Options.  The forms of payment provided under Article VII of the Standard portion of the Plan shall be effective as of January 1, 2007.  Prior to January 1, 2007, the available forms of payment shall be as described in the Rohm and Haas Non-Qualified Pension Plan as in effect on April 1, 2001.

SCHEDULE 1A

ROHM AND HAAS COMPANY

EARLY RETIREMENT FACTORS

SCHEDULE 1B -ACTUARIAL EQUIVALENT VALUES
(Effective January 1, 2005)

Actuarial equivalence under the Plan is determined using the factors used for calculating actuarial equivalence under Rider 1 of the Pension Plan.  The current factors are as set forth below.  Any changes to the applicable factors under the Pension Plan shall automatically apply to this Plan and this Appendix 1B shall be updated accordingly.

1.	Single Life Annuity payable on the last day of month coincident with or next following attainment of age 65 converted into Actuarial Equivalent Options other than a Lump Sum:

Annual Interest Rate	Mortality Table
7%	1984 PBGC Unisex Table

2.	Single Life Annuity payable on the last day of month coincident with or next following attainment of age 65 converted into Actuarial Equivalent Lump Sum payment.

Annual Interest Rate	Mortality Table
The applicable interest rate under Section 417(e) of the Code (as determined under the Retirement Plan)
If the resulting interest rate is greater than 7%, then .5% will be subtracted from the interest rate, but in no event shall the adjusted rate be reduced below 7%
The applicable mortality table under Section 417(e) of the Code (as determined under the Retirement Plan)

However, the amount of any lump sum payment paid after December 30, 2008, shall not be less than the Actuarial Equivalent lump sum payment, determined as of the payment date, of the single life annuity payable on the last day of month coincident with or next following attainment of age 65 of the benefits the Participant accrued under the Plan as of December 30, 2008, determined using the following assumptions:

Annual Interest Rate	Mortality Table
The lesser of (A) the average of the annual rate of interest on 30 Year Treasury Securities for June, July and August of the Plan Year preceding the Plan Year of distribution or (B) the rate for August of the Plan Year preceding the Plan Year of distribution.  If the resulting interest rate is greater than 7%, then .5% will be subtracted from the interest rate, but in no event shall the adjusted rate be reduced below 7%
94 GAR

RIDER NO. 2
SPECIAL PROVISIONS OF THE FORMER MORTON INTERNATIONAL, INC.
EXCESS PENSION PLAN

This Rider No. 2 preserves certain provisions of the Morton International, Inc.  Excess Pension Plan as in effect on January 1, 2001 for Legacy Morton Plan Participants.  The provisions of this Rider No. 2 apply only to Legacy Morton Plan Participants and supersede any conflicting provisions of the Standard portion of the Plan.  All capitalized terms used herein, which are not otherwise defined below, shall have the meaning given to them under Article II of the Standard portion of the Plan.

ARTICLE I - ELIGIBILITY AND PARTICIPATION

All (i) Legacy Morton Plan Participants who were participants in the Morton International, Inc.  Excess Pension Plan as of January 1, 2005, and (ii) Eligible Employees who are Legacy Morton Plan Participants and who meet the requirements of Article III of the Standard shall be subject to the provisions of this Rider No. 2.

ARTICLE II - AMOUNT OF BENEFITS

2.1.
General.  If benefits under this Plan and the Retirement Plan (and where applicable, Rider 2 thereof) become payable as of age 65 in the form of a single life annuity, the monthly benefit payable under this Rider to the Participant shall be equal to the difference between the amount in (1) and the amount in (2) where –

(1)	is the amount of the monthly normal retirement benefit that would have been payable under the Retirement Plan (and where applicable, Rider 2 thereof) if:

(A)	the limitations of Code section 401(a)(17) were not applied,

(B)	the limitations under Code section 415 were not applied,

(C)
amounts deferred under a bonus or incentive compensation plan (without regard to growth amounts) had been taken into account in Earnings under the Retirement Plan (and where applicable, Rider 2 thereof) in the year such amounts would have been paid in the absence of the deferral, and

(D)	benefit accruals under the Retirement Plan (and where applicable, Rider 2 thereof) were not limited pursuant to IRS Notice 88-131, and,

(2)	is the amount of the monthly normal retirement benefit payable under the Retirement Plan (and where applicable, Rider 2 thereof).

2.2
Payments at Other Times and Other Forms.  If benefits under the Retirement Plan (and where applicable, Rider 2 thereof) or this Plan become payable at a time other than age 65 or in a form of payment other than a single life annuity, the amount of the benefit payable under this Rider shall be the actuarial equivalent of the amount specified in Section 2.1, computed using the same actuarial factors and assumptions that would be used to compute the benefit payable under the Retirement Plan (and where applicable, Rider 2 thereof) on the date benefits under this Plan are determined.

ARTICLE III - FORM OF PAYMENT AND COMMENCEMENT DATE

3.1.
Benefit Commencement on or before December 31, 2006.  The time and form of payment of benefits payable under this Rider that commence on or before December 31, 2006 shall be determined in accordance with this Section 3.1.

3.1.1.
Form of Payment.  Benefits payable under this Section 3.1 shall be paid in the same manner as the benefits payable under the Retirement Plan (and where applicable, Rider 2 thereof).  If benefits are paid in the form of a lump sum, the payment of the lump sum shall be in full discharge of the Company's obligations under the Plan to the Participant, his spouse, or Beneficiaries.  The actuarial assumptions for computing the lump sum amount shall be those set forth in Appendix B to the Standard.

3.1.2.	Commencement Date. Benefits payable under this Section 3.1 shall become payable on or about the same date that benefits commence under the Retirement Plan (and where applicable, Rider 2 thereof).

3.2.
Benefit Commencement after December 31, 2006.  The time and form of payment of benefits payable under this Rider that commence after December 31, 2006 shall be determined in accordance with Article VII of the Standard portion of the Plan.  Notwithstanding the foregoing, the forms of payment provided under Article VII of the Standard portion of the Plan shall be effective as of January 1, 2007.  Prior to January 1, 2007, the available forms of payment shall be as described in the Morton International, Inc. Excess Pension Plan as in effect on January 1, 2001.

ARTICLE IV - VESTING

A Participant shall become vested in the benefit payable under Article II at the same time that he becomes vested under the Retirement Plan (and where applicable, Rider 2 thereof).

ARTICLE V - DEATH BENEFITS

No death benefit shall be paid under this Rider except as provided in this Article V.  A death benefit shall be payable to a surviving spouse or other designated Beneficiary of the Participant if a death benefit is payable to such person under the Retirement Plan (and where applicable, Rider 2 thereof).  Such death benefit shall be computed using the same factors and assumptions used to compute the applicable death benefit under the Retirement Plan (and where applicable, Rider 2 thereof).  Such death benefit shall be paid at the time and in the form provided under Article VII of the Standard portion of the Plan.